Exhibit 1.3

Verbindliche Deutsche Fassung	Convenience translation
Geschäftsordnung für den Vorstand	Rules of procedure for the Management Board
der	of
Jumia Technologies AG	Jumia Technologies AG

Der Aufsichtsrat der Jumia Technologies AG (die „Gesellschaft“, die Gesellschaft zusammen mit ihren Konzernunternehmen nachfolgend auch das „Unternehmen“) hat durch Beschluss vom 5. November 2022 gemäß § 6 Abs. 3 Satz 2 der Satzung die folgende Geschäftsordnung für den Vorstand, einschließlich des als Anlage 1 beigefügten Geschäftsverteilungsplans und des als Anlage 2 beigefügten Katalogs von zustimmungsbedürftigen Geschäften und Maßnahmen beschlossen.

The Supervisory Board of Jumia Technologies AG (the “Company”, the Company together with its group companies hereinafter also the “Enterprise”) has adopted the following Rules of Procedure for the Management Board, including the Business Responsibilities Plan attached hereto as Annex 1, and the catalogue of transactions and measures requiring approval attached hereto as Annex 2 pursuant to Section 6 para. 3 sentence 2 of the Articles of Association by resolution dated 5 November 2022.

§ 1 Allgemeines	Section 1 General Provisions
(1) Der Vorstand leitet die Geschäfte der Gesellschaft in eigener Verantwortung. Der Vorstand ist dabei an das Unternehmensinteresse gebunden und der Steigerung des nachhaltigen Unternehmenswertes verpflichtet. Er entwickelt die strategische Ausrichtung des Unternehmens, stimmt diese regelmäßig mit dem Aufsichtsrat ab und sorgt für ihre Umsetzung.	(1) The Management Board shall manage the business of the Company in its own responsibility. In doing so, the Management Board is obliged to act in the best interest of the Enterprise and to pursue the objective of increasing the sustainable value of the Enterprise. The Management Board develops and regularly coordinates with the Supervisory Board on the strategic direction of the Enterprise, and ensures its implementation.
(2) Der Vorstand führt die Geschäfte der Gesellschaft unter Beachtung der Sorgfalt eines ordentlichen und gewissenhaften Geschäftsleiters nach Maßgabe der Gesetze, der Satzung, dieser Geschäftsordnung und den jeweiligen Anstellungsverträgen. Er arbeitet mit den übrigen Organen der Gesellschaft zum Wohle des Unternehmens kollegial und vertrauensvoll zusammen.	(2) The Management Board conducts the Company’s business with the due care and diligence of a prudent and conscientious manager in accordance with the applicable law, the Articles of Association, these Rules of Procedure, and the relevant employment agreements. It cooperates in an atmosphere of collegiality and trust with the other bodies of the Company to the benefit of the Enterprise.
(3) Der Vorstand hat für die Einhaltung der gesetzlichen Bestimmungen und der unternehmensinternen Richtlinien zu sorgen und wirkt auf deren Beachtung durch die Konzernunternehmen hin (Compliance). Er sorgt für ein angemessenes Risikomanagement und Risikocontrolling.	(3)
The Management Board shall ensure compliance with all legal requirements and internal policies of the Enterprise and works to effectuate compliance by the group companies (compliance). It ensures appropriate risk management and risk controlling in the Enterprise.

§ 2 Geschäftsverteilung		Section 2 Allocation of Business Responsibilities
Die aktuelle Verteilung der Geschäftsbereiche ergibt sich aus dem als Anlage 1 beigefügten Geschäftsverteilungsplan, der Bestandteil dieser Geschäftsordnung ist. Der Geschäftsverteilungsplan kann bei wesentlichen Änderungen durch einstimmigen Beschluss des Vorstands mit vorheriger Zustimmung des Aufsichtsrats geändert werden. Unwesentliche Änderungen des Geschäftsverteilungsplans können durch den Vorstand, mit unverzüglicher Nachricht an den Aufsichtsrat, vorgenommen werden.

The current allocation of the responsibilities for business areas is set forth in the Business Responsibilities Plan attached hereto as an Annex 1, being part of these Rules of Procedure. Material changes to the Business Responsibilities Plan may be made on the basis of a unanimous Management Board resolution with the prior consent of the Supervisory Board. Non-material changes to the Business Responsibilities Plan may be made by the Management Board with prompt notice to the Supervisory Board.

§ 3 Führung der Geschäftsbereiche und Gesamtverantwortung		Section 3 Management of Business Areas and Joint Responsibility
(1)	Die Aufgabenbereiche der Vorstandsmitglieder ergeben sich aus dem Geschäftsverteilungsplan. Jedes Vorstandsmitglied führt den ihm zugewiesenen Geschäftsbereich im Rahmen der Vorstandsbeschlüsse in eigener Verantwortung; eine generelle Einzelvertretungsbefugnis wird dadurch nicht begründet.	(1)	The responsibilities of the individual members of the Management Board are determined by the Business Responsibility Plan. Each member of the Management Board is independently responsible for managing the business areas allocated to him/her within the framework of the Management Board resolutions; no general power to represent the Company solely shall be established hereby.
(2)	Die Führung aller Geschäftsbereiche ist einheitlich auf die durch die Beschlüsse des Vorstands festgelegten Ziele auszurichten.	(2)	The conduct of all business areas shall uniformly be oriented towards the objectives established by the resolutions of the Management Board.
(3)	Unbeschadet der Geschäftsverteilung tragen die Vorstandsmitglieder gemeinsam die Verantwortung für die gesamte Geschäftsführung der Gesellschaft. Sie arbeiten kollegial zusammen und unterrichten sich gegenseitig laufend über wichtige Maßnahmen und Vorgänge in ihren Geschäftsbereichen.	(3)	Notwithstanding the allocation of business areas, the members of the Management Board bear joint responsibility for the entire management of the Company’s business. They work together in a spirit of collegiality and keep one another informed about all major business transactions and measures adopted in their respective business areas.
(4)	Jedes Vorstandsmitglied kann von jedem anderen Vorstandsmitglied jederzeit Auskunft über konkrete Geschäftsangelegenheiten aus dem jeweiligen Geschäftsbereich des Vorstandsmitglieds verlangen. Der Vorstand ist regelmäßig über die Geschäftsentwicklung in den einzelnen Geschäftsbereichen von dem jeweils zuständigen Vorstandsmitglied zu informieren.	(4)	Each member of the Management Board is entitled to demand information at any time from any other member of the Management Board on individual matters relating to their respective business areas. The Management Board shall be regularly informed about developments in the individual business areas by the Management Board member bearing the relevant responsibility.

(5)	Soweit Maßnahmen und Geschäfte eines Geschäftsbereichs zugleich einen oder mehrere andere Geschäftsbereiche betreffen, muss sich das Mitglied des Vorstands zuvor mit den anderen beteiligten Mitgliedern abstimmen. Wenn eine Einigung nicht zustande kommt, ist jedes beteiligte Mitglied des Vorstands verpflichtet, eine Beschlussfassung des Vorstands herbeizuführen. In diesem Fall hat die Maßnahme bis zur Entscheidung des Gesamtvorstands zu unterbleiben, soweit nicht ein sofortiges Tätigwerden nach pflichtgemäßem Ermessen zur Vermeidung drohender schwerer Nachteile für die Gesellschaft und/oder ihre Konzernunternehmen erforderlich ist. Über ein solches selbstständiges Handeln ist der Gesamtvorstand unverzüglich zu unterrichten.	(5)	Insofar as measures and transactions in any business area affect one or more other business areas, the Management Board members in charge of the affected areas shall consult with each other in advance. If no agreement is achieved at such consultation, each involved Management Board member is obliged to cause a resolution to be passed by the Management Board. In this event, the measure or transaction may not be undertaken before the entire Management Board has decided on this issue unless immediate action is required, as reasonably determined, to prevent impending material prejudice to the Company and/or its group companies. Such independent action shall be reported to the entire Management Board without undue delay.
(6)	Jedes Mitglied des Vorstands ist verpflichtet, bei schwerwiegenden Bedenken bezüglich einer Angelegenheit eines anderen Geschäftsbereichs der Maßnahme zu widersprechen, wenn die Bedenken nicht durch eine Aussprache mit dem anderen Mitglied des Vorstands behoben werden können. Wenn eine Einigung zwischen den beiden Vorstandsmitgliedern nicht zustande kommt, gilt Absatz 5 Sätze 2 bis 4 entsprechend.	(6)	Each member of the Management Board is obliged to object to measures in the business responsibility area of another Management Board member if he/she has serious concerns about the measure, and these concerns cannot be resolved by discussion with the other member. In the absence of agreement between the two members, paragraph 5 sentences 2 through 4 shall apply accordingly.
(7)	Maßnahmen und Geschäfte im Geschäftsbereich eines Vorstandsmitglieds, die für die Gesellschaft und/oder ihre Konzernunternehmen von außergewöhnlicher Bedeutung sind oder mit denen ein außergewöhnliches wirtschaftliches Risiko verbunden ist, bedürfen der vorherigen Zustimmung des Gesamtvorstands. Absatz 5 Sätze 2 bis 4 gelten entsprechend.	(7)	Measures and transactions within the scope of the business area of a Management Board member which are of exceptional importance for the Company and/or its group companies or involve an exceptional economic risk require the prior consent of the entire Management Board. Paragraph 5 sentences 2 through 4 shall apply accordingly.
(8)	Der Vorstand legt die Regeln fest, nach denen sich die Vorstandsmitglieder bei Abwesenheit oder Verhinderung vertreten.	(8)	The Management Board shall adopt regulations concerning the representation of Management Board members in case of absence or unavailability.
§ 4 Entscheidungen des Gesamtvorstands		Section 4 Decisions of the Entire Management Board
(1)	Unbeschadet der Regelung in § 3 dieser Geschäftsordnung entscheidet der Vorstand in seiner Gesamtheit über alle Angelegenheiten, in denen das Gesetz, die Satzung oder diese Geschäftsordnung eine Entscheidung durch den Vorstand vorsehen. Der Gesamtvorstand entscheidet insbesondere über	(1)	Notwithstanding the provisions of Section 3 of these Rules of Procedure, the entire Management Board shall decide matters for which a decision of the entire Management Board is required by law, by the Articles of Association or by these Rules of Procedure. In particular, the entire Management Board shall decide on

a)     die Strategie des Unternehmens, wesentliche Fragen der Geschäftspolitik sowie alle übrigen Angelegenheiten, insbesondere nationale oder internationale Geschäftsbeziehungen, die von besonderer Bedeutung und Tragweite für die Gesellschaft und/oder ihre Konzernunternehmen sind;

a)    the strategy of the Enterprise, fundamental issues of the business policy and any other matters, especially national or international business relations, which are of special importance and scope for the Company and/or its group companies;

b) die Jahres- und Mehrjahresplanung für das Unternehmen sowie insbesondere die dazugehörige Investitions- und Finanzplanung;	b)the annual and multi-year business planning for the Enterprise and in particular the related investment and financial planning;

c)     die Aufstellung des Jahresabschlusses und des Lageberichts sowie des Konzernabschlusses und des Konzernlageberichts sowie von Halbjahres- und Quartalsfinanzberichten, Zwischenmitteilungen und sonstigen vergleichbaren Berichten;

c) the preparation of the annual financial statements and the management report, the consolidated financial statements and the group management report, as well as semi-annual and quarterly financial reports, interim announcements and other comparable reports;

d) die Einberufung der Hauptversammlung und Vorschläge des Vorstands zur Beschlussfassung durch die Hauptversammlung;	d) the convocation of the General Meeting and the Management Board’s proposals for resolutions to be passed by the General Meeting;
e) die periodische Berichterstattung an den Aufsichtsrat;	e) the periodical reporting to the Supervisory Board;
f) die Maßnahmen und Rechtsgeschäfte, die nach Gesetz, Satzung oder dieser Geschäftsordnung der Zustimmung des Aufsichtsrats oder der Hauptversammlung bedürfen;	f) measures and legal transactions requiring the approval of the Supervisory Board or of the General Meeting pursuant to relevant laws, the Articles of Association or these Rules of Procedure;
g) wichtige Personalangelegenheiten;	g) fundamental issues relating to personnel matters;

h)    (i) Festlegung oder Änderung der Vergütungsgrundsätze für die 2. Führungsebene sowie (ii) Vereinbarung oder Änderung der Anstellungsbedingungen von Angestellten der 2. Führungsebene (einschließlich im Hinblick auf Gehalt oder andere Vergütung);

h) (i) setting up or amending of the compensation principles for second level executives and (ii) entering into or amending the terms of employment of any second level executive (including with respect to salary or other compensation);

i) Erlass, Änderung und Aufhebung des Geschäftsverteilungsplans für den Vorstand;	i) adoption, amendment and rescission of the Business Responsibility Plan for the Management Board;

	j) die Abgabe der Erklärung zum Deutschen Corporate Governance Kodex gem. § 161 AktG, soweit eine solche abzugeben ist;	j) the issuance of the declaration relating to the German Corporate Governance Code pursuant to Section 161 German Stock Corporation Act (if applicable);
	k) alle Angelegenheiten, die nicht durch den Geschäftsverteilungsplan dem Geschäftsbereich eines Vorstandsmitglieds zugewiesen sind;	k) all matters which are not allocated to the business area of an individual member of the Management Board under the Business Responsibility Plan;
	l) in allen Angelegenheiten, die dem Vorstand durch ein Mitglied des Vorstands zur Beschlussfassung vorgelegt werden oder bei denen ein Mitglied des Vorstands die Beschlussfassung verlangt.
l) all matters which have been presented for resolution to the Management Board by a member of the Management Board or with respect to which a member of the Management Board has requested a resolution by the entire Management Board.

(2)	Der Gesamtvorstand kann einzelne Vorstandsmitglieder mit der Durchführung der Beschlüsse und mit der Ausführung von Maßnahmen beauftragen, die dem Gesamtvorstand obliegen oder Vorstandsausschüsse bilden.	(2)	The entire Management Board may authorize individual members to implement resolutions and measures which fall within the responsibility of the entire Management Board or set up committees of the Management Board.
§ 5 Vorstandsvorsitzende		Section 5 Chairpersons of the Management Board
(1)	Der bzw. die Vorstandsvorsitzenden koordinieren die gesamte Vorstandstätigkeit. Ihm bzw. ihnen obliegt es, die Führung der Vorstandsbereiche auf die durch die Beschlüsse des Vorstands festgelegten Ziele auszurichten.	(1)	The Chairperson or Chairpersons of the Management Board coordinate all Management Board activities. He/she or they shall align the management of all business areas with the goals set by the resolutions of the Management Board.
(2)	Der bzw. die Vorstandsvorsitzenden, einzeln oder gemeinsam, repräsentieren den Vorstand und die Gesellschaft gegenüber der Öffentlichkeit. Der bzw. die Vorstandsvorsitzenden können diese Aufgabe für bestimmte Bereiche oder im Einzelfall jeweils auf ein anderes Vorstandsmitglied übertragen.	(2)	The Chairperson or Chairpersons, individually or jointly, represent the Management Board and the Company to the public. The Chairperson or Chairpersons each may transfer this task to another member of the Management Board for specific areas or in individual cases.
(3)	Dem bzw. den Vorstandsvorsitzenden ob-liegt die Federführung in der Zusammenarbeit mit dem Aufsichtsrat und dessen Mit-gliedern sowie die Information des Aufsichtsratsvorsitzenden über außergewöhnliche Ereignisse von besonderer Bedeutung.	(3)	The Chairperson or Chairpersons shall lead the cooperation with the Supervisory Board and its members as well as inform the Chairperson of the Supervisory Board about extraordinary events of particular importance.

(4)	Der bzw. die Vorstandsvorsitzenden regeln im Einvernehmen mit dem Aufsichtsratsvor-sitzenden die Vertretung bei Urlaub, Erkrankung und sonstiger Verhinderung von Vorstandsmitgliedern. Der bzw. die Vorstandsvorsitzenden stimmen die Urlaubswünsche der anderen Vorstandsmitglieder miteinander ab.	(4)	The Chairperson or Chairpersons shall determine, in agreement with the Chairperson of the Supervisory Board, the manner in which members of the Management Board represent each other in cases of absence due to vacation, sickness or for other reasons. He/she or they shall coordinate the vacation requests of the other members of the Management Board.
(5)	Hat der Aufsichtsrat keinen Vorstandsvorsitzenden ernannt, so kann der Aufsichtsrat einen Sprecher des Vorstandes ernennen, der die Aufgaben nach § 5 Abs. 2 bis 4 dieser Geschäftsordnung übernimmt.	(5)	If no Chairperson has been appointed by the Supervisory Board, a Speaker of the Management Board can be nominated by the Supervisory Board to assume the responsibilities according to section 5 paras. 2 to 4 of these Rules of Procedure.

§ 6 Sitzungen und Beschlussfassung		Section 6 Meetings and Resolutions
(1)	Vorstandssitzungen sollen regelmäßig, mindestens jedoch alle zwei Wochen stattfinden. Sie müssen stattfinden, wenn es das Wohl der Gesellschaft erfordert.	(1)	The Management Board shall meet on a regular basis, at least once every two weeks. The Management Board must meet whenever it is necessary for the Company’s benefit.
(2)	Jedes Vorstandsmitglied sowie der Aufsichtsrat kann die unverzügliche Einberufung einer Sitzung unter Mitteilung des Beratungsgegenstands verlangen. Jedes Mitglied des Vorstands hat das Recht, die Aufnahme eines Punktes auf die Tagesordnung zu verlangen.	(2)
Each member of the Management Board, as well as the Supervisory Board, may demand the immediate convocation of a meeting of the Management Board stating the matters to be discussed. Each member of the Management Board has the right to demand that an item shall be placed on the agenda.

(3)	Die Einberufung der Sitzungen, deren Anberaumung, Vorbereitung und Durchführung sowie die Überwachung der Durchführung der Beschlüsse des Gesamtvorstands durch das jeweils zuständige Vorstandsmitglied obliegt einem der Vorstandsvorsitzenden.	(3)	Each Chairperson may convene the meetings and is responsible for their scheduling, preparation and execution as well as for monitoring the implementation of the resolutions of the entire Management Board through the respectively competent member of the Management Board.
(4)	Der Vorstand beschließt in der Regel in Sitzungen. Auf Antrag eines Vorstandsmitglieds können Sitzungen auch in Form einer Telefonkonferenz oder mittels sonstiger elektronischer Kommunikationsmittel (insbesondere Videokonferenz) abgehalten oder einzelne Vorstandsmitglieder telefonisch oder mittels sonstiger elektronischer Kommunikationsmittel (insbesondere Videokonferenz) zugeschaltet werden, wenn kein Mitglied des Vorstands diesem Verfahren unverzüglich widerspricht. In diesen Fällen kann die Beschlussfassung auch im Wege der Telefonkonferenz oder mittels sonstiger elektronischer Kommunikationsmittel (insbesondere Videokonferenz) erfolgen und die so zugeschalteten Mitglieder gelten als an der Sitzung teilnehmende Mitglieder.	(4)
Resolutions of the Management Board shall generally be passed in meetings. At the request of a member of the Management Board, meetings may also be held in the form of a telephone conference or by other electronic means of communication (in particular by video conference) and individual members of the Management Board may be connected to meetings via telephone or by other electronic means of communication (in particular by video conference) if no member of the Management Board objects to this procedure without undue delay. In such cases resolutions may also be passed by way of telephone conference or by other electronic means of communication (in particular by video conference), and the members connected in this way are deemed to participate in the meeting.

(5)	Beschlüsse können auch außerhalb von Sitzungen durch schriftliche, per Telefax, per E-Mail oder mittels sonstiger gebräuchlicher (einschließlich elektronischer) Kommunikationsmittel, in Kombination der vorgenannten Formen (einschließlich im Umlaufverfahren) sowie in Kombination mit einer Beschlussfassung in einer Sitzung gefasst werden, wenn ein Vorstandsmitglied dies beantragt und kein Vorstandsmitglied diesem Verfahren unverzüglich widerspricht. Sofern ein Mitglied des Vorstands nicht an einer solchen Beschlussfassung teilgenommen hat, soll es unverzüglich über die gefassten Beschlüsse informiert werden.	(5)	Resolutions of the Management Board may also be adopted outside of meetings by votes cast in writing, by telefax, by e-mail or any other customary (including electronic) means of communication or in a combination of the aforementioned forms, including by way of circular resolution, as well as in a combination with adopting the resolution in a meeting at the request of a member of the Management Board if no other member objects to this procedure without undue delay. If a member of the Management Board has not participated in such voting, he/she shall be informed of the passed resolutions without undue delay.
(6)	Ein aus nur zwei Personen bestehender Vorstand ist nur beschlussfähig wenn alle Mitglieder an der Beschlussfassung teilnehmen. Ein aus drei oder mehr Personen bestehender Vorstand ist beschlussfähig, wenn mindestens die Hälfte der Mitglieder, aus denen er insgesamt besteht, an der Beschlussfassung in einer der in Absatz 4 oder 5 genannten Formen teilnimmt. Ein Vorstandsmitglied nimmt für diese Zwecke auch an der Beschlussfassung teil, wenn es sich bei der Abstimmung der Stimme enthält.	(6)	If the Management Board has only two members, the presence of all members shall constitute a quorum. If the Management Board has three or more members, a quorum shall be present if at least half of its members take part in the voting pursuant to para. 4 or 5. Members of the Management Board who abstain from voting are also considered to take part in the voting for these purposes.
(7)	Der Vorstand soll sich nach Kräften bemühen, alle seine Beschlüsse einstimmig zu fassen. Sollte keine Einstimmigkeit erreicht werden, wird der Beschluss mit der einfachen Mehrheit der abgegebenen Stimmen gefasst, sofern nicht im Gesetz oder der Satzung oder diese Geschäftsordnung andere Mehrheiten zwingend vorgeschrieben sind. Wenn der Vorstand aus nur zwei Personen besteht, kann der Vorstand nur einstimmig beschließen.	(7)	The Management Board shall use its best efforts to ensure that resolutions are adopted unanimously. If unanimity cannot be achieved, resolutions are passed with a simple majority of the votes cast, unless other majorities are required by applicable laws, the Articles of Association or these Rules of Procedure. If the Management Board has only two members, any resolutions must be adopted unanimously.
(8)	Über die im Geschäftsbereich eines nicht an einer Sitzung teilnehmenden Vorstandsmitglieds fallenden Angelegenheiten soll nur in dringenden Ausnahmefällen beraten und entschieden werden. Das betroffene Vorstandsmitglied ist über die Beratung und das Ergebnis zu unterrichten. Findet das Ergebnis einer Beschlussfassung nicht die Zustimmung des betroffenen Vorstandsmitglieds, so hat dies unverzüglich gegenüber den anderen Mitgliedern zu widersprechen. Über den Gegenstand der Beschlussfassung ist sodann in der nächsten Sitzung aufgrund des schriftlichen oder mündlichen Widerspruchs erneut zu beraten und zu beschließen.	(8)
Matters belonging to the business area within the responsibility of a member of the Management Board who does not participate in a meeting shall be discussed and resolved upon only in urgent exceptional cases. The relevant member shall be informed about the discussions and the result. If the relevant member does not agree with the result of the resolution, he/she shall raise an objection to the other members without undue delay. Following the necessary written or oral objection, the matter shall again be discussed and resolved upon in the next meeting.

(9)	Über die Sitzungen des Vorstands ist eine Niederschrift in Textform anzufertigen, aus der sich Ort und Tag der Sitzung, die Teilnehmer und die Art ihrer Teilnahme, die Tagesordnung und der Wortlaut der Beschlüsse unter Angabe des Abstimmungsergebnisses ergeben. Eine Abschrift der Niederschrift soll jedem Vorstandsmitglied unverzüglich zur Verfügung gestellt werden. Die Niederschrift gilt als genehmigt, wenn kein Mitglied des Vorstands in der nächsten, dem Zugang der Niederschrift folgenden Sitzung widerspricht.	(9)
Minutes for each meeting of the Management Board shall be recorded in text form, and include the location and date of the meeting, the participating members and the manner of their participation, the agenda and the wording of the resolutions with the respective voting results. A copy of the minutes shall be made available to all members of the Management Board without undue delay. The minutes are deemed to be approved if no member of the Management Board objects to them in the next meeting following the receipt of the minutes.

§ 7 Berichterstattung an den Aufsichtsrat		Section 7 Reporting Obligations to the Supervisory Board
(1)	Der Vorstand hält mit dem Aufsichtsratsvorsitzenden regelmäßig Kontakt, unterrichtet diesen über den Gang der Geschäfte und die gegenwärtige Lage der Gesellschaft und ihrer Konzernunternehmen und berät mit ihm Strategie, Planung und Geschäftsentwicklung und das Risikomanagement des Unternehmens. Bei wichtigen Anlässen und bei geschäftlichen Angelegenheiten, die für die Beurteilung der Lage und Entwicklung sowie für die Leitung des Unternehmens von erheblichem Einfluss sein könnten, hat er an den Vorsitzenden des Aufsichtsrats unverzüglich zu berichten; hierzu gehören insbesondere Mängel, die im Rahmen des Überwachungssystems nach § 91 Abs. 2 AktG bekannt werden.	(1)	The Management Board shall maintain regular contact with the Chairperson of the Supervisory Board, informs him/her about the course of business and the present business situation of the Company and its group companies and discusses with him/her the business strategy, planning, business development and risk management of the Enterprise. The Management Board shall inform the Chairperson of the Supervisory Board without undue delay about important events and business matters, which may be essential to the Company’s position or development as well as the management of the Enterprise, in particular on any deficiencies being found by the monitoring system pursuant to Section 91 para. 2 of the German Stock Corporation Act.
(2)
Der Vorstand hat gegenüber dem Aufsichtsrat die nach geltendem Recht und in dieser Geschäftsordnung (insbesondere § 9) vorgesehenen Berichts- und Informationspflichten. Insbesondere hat der Vorstand auf Verlangen des Aufsichtsrats oder eines seiner Mitglieder jederzeit dem Aufsichtsrat über alle Angelegenheiten der Gesellschaft, ihre rechtlichen und geschäftlichen Beziehungen mit verbundenen Unternehmen sowie alle Geschäftsvorgänge und Angelegenheiten bei diesen verbundenen Unternehmen, die eine erhebliche Auswirkung auf die Lage der Gesellschaft haben können, Bericht zu erstatten. Der Vorstand nimmt an den Sitzungen des Aufsichtsrats teil, soweit der Aufsichtsratsvorsitzende nichts anderes bestimmt.
		(2)
The Management Board has reporting and information obligations towards the Supervisory Board as provided by applicable law and these Rules of Procedure (in particular Section 9). In particular, the Management Board shall, at any time upon request of the Supervisory Board or any of its members, report to the Supervisory Board on all matters regarding the Company, its legal and business relations with affiliated companies and any business transactions and matters at such affiliated companies that may have a significant impact on Company’s position. The Management Board shall attend the meetings of the Supervisory Board unless the Chairperson of the Supervisory Board decides otherwise.

(3)	Der Vorstand hat den Aufsichtsrat über alle Änderungen der zuvor mit dem Aufsichtsrat besprochenen oder von diesem genehmigten Strategie der Gesellschaft zu informieren.	(3)	The Management Board shall inform the Supervisory Board about any changes to the strategy of the Company as previously aligned with or approved by the Supervisory Board.
§ 8 Zustimmungspflichtige Geschäfte		Section 8 Transactions Requiring Approval

(1)	Neben den Geschäften, die nach Gesetz oder Satzung der Zustimmung des Aufsichtsrats bedürfen, darf der Vorstand die Geschäfte und Maßnahmen, die in Anlage 2 aufgeführt sind, nur nach vorheriger Zustimmung (Einwilligung) des Aufsichtsrats bzw. eines vom Aufsichtsrat hiermit betrauten Aufsichtsratsausschusses vornehmen.	(1)
Apart from transactions which must be approved by the Supervisory Board under applicable law or the Articles of Association, the Management Board may undertake the transactions and measures listed in Annex 2 only after prior approval by the Supervisory Board or, if applicable, after prior approval by a Supervisory Board committee which has been appointed for these purposes by the Supervisory Board.

(2)	Die vorherige Zustimmung ist auch erforderlich, wenn die in Anlage 2 aufgeführten Maßnahmen und Geschäfte von Tochterunternehmen oder Gemeinschaftsunternehmen (§ 310 HGB) vorgenommen werden sollen. Der Vorstand soll im Rahmen des rechtlich Möglichen dafür Sorge tragen, dass Maßnahmen und Geschäfte entsprechend Anlage 2 bei Tochtergesellschaften oder Gemeinschaftsunternehmen seiner vorherigen Zustimmung bedürfen und darf diesen erst nach Erteilung der Einwilligung durch den Aufsichtsrat bzw. des hiermit betrauten Aufsichtsratsausschusses zustimmen.	(2)
Prior approval of the Supervisory Board is also required when transactions and measures listed in Annex 2 are carried out by subsidiaries or joint ventures (Section 310 Commercial Code). The Management Board shall ensure, to the extent legally permitted, that the transactions and measures listed in Annex 2 carried out by subsidiaries or joint ventures require the prior consent of the Management Board and may only give its consent after receiving approval from the Supervisory Board or, if applicable, a competent committee of the Supervisory Board.

(3)	Der Aufsichtsrat kann die Zustimmung zu einem bestimmten Kreis von Geschäften widerruflich allgemein oder für den Fall, dass das einzelne Geschäft bestimmten Anforderungen genügt, im Voraus erteilen.	(3)	The Supervisory Board may give revocable consent in advance to a certain group of transactions in general or to individual transactions that meet certain requirements.
(4)	Sofern die Einwilligung des Aufsichtsrats bzw. des hiermit betrauten Aufsichtsratsausschusses in Folge besonderer Umstände nicht ohne erheblichen Nachteil für die Gesellschaft abgewartet werden kann, ist die Einwilligung zumindest des Aufsichtsratsvorsitzenden einzuholen. Die Genehmigung durch den Aufsichtsrat bzw. durch den betrauten Aufsichtsratsausschuss ist in diesem Fall unverzüglich nachzuholen.	(4)	If, due to special circumstances, awaiting the approval of the Supervisory Board or, if applicable, a competent Supervisory Board Committee would have a material adverse effect on the Company, the Management Board shall obtain at minimum the approval of the Chairperson of the Supervisory Board. In such cases, the approval of the Supervisory Board or, if applicable, a competent committee shall be obtained thereafter without undue delay.
(5)	Die Einwilligung des Aufsichtsrats zu Geschäften und Maßnahmen ist nicht erforderlich, wenn der Aufsichtsrat bzw. der betraute Aufsichtsratsausschuss diese Art von Geschäft bzw. Maßnahme bereits im Allgemeinen oder im Einzelfall im Zusammenhang mit der Unternehmensplanung genehmigt hat oder soweit dieses Geschäft oder diese Maßnahmen bereits im Budget der Gesellschaft und ihrer Konzernunternehmen enthalten ist.	(5)	The Supervisory Board’s approval of any transaction or measure is not required if the Supervisory Board or, if applicable, the competent committee has already approved such transactions or measures in general or on an individual basis in connection with the business planning, or to the extent that such a transaction or measure is already included in the budget of the Company and its group companies.
§ 9 Berichterstattung		Section 9 Reporting

(1)	Der Vorstand berichtet dem Aufsichtsrat mindestens einmal im Kalenderquartal über die beabsichtigte Geschäftspolitik der Gesellschaft und andere grundsätzliche Fragen der Unternehmensplanung (insbesondere die Finanz-, Investitions- und Personalplanung), wenn nicht Änderungen der Lage oder neue Fragen eine unverzügliche Berichterstattung gebieten. Der Vorstand hat dabei auf Abweichungen der tatsächlichen Entwicklung von früher berichteten Zielen unter der Angabe von Gründen einzugehen.	(1)	At least once per quarter, the Management Board shall inform the Supervisory Board of its intended business policy in relation to the Company and of other fundamental issues related to business planning (especially financial, investment and human resources planning), unless changes in the Company’s situation or new issues demand an immediate reporting. In this regard, the Management Board shall report on deviations of the actual business development from previously formulated plans and targets, including the reasons for such deviation.
(2)	Der Vorstand berichtet in der Sitzung des Aufsichtsrats, in der über den Jahresabschluss verhandelt wird, über die Rentabilität der Gesellschaft, insbesondere die Rentabilität des Eigenkapitals.	(2)	The Management Board shall inform the Supervisory Board of the Company’s profitability, especially in relation to the return on equity, in the Supervisory Board meeting that discusses the annual financial statements.
(3)	Der Vorstand berichtet dem Aufsichtsrat in Textform regelmäßig, mindestens vierteljährlich, über den Gang der Geschäfte, insbesondere den Umsatz, und die Lage der Gesellschaft.	(3)	On a regular basis, at least once every quarter, the Management Board shall inform the Supervisory Board in text form of the Company’s business progress, especially its sales revenues, and the Company’s position.
(4)	Der Vorstand berichtet dem Aufsichtsrat so rechtzeitig über Geschäfte, die für die Rentabilität oder Liquidität der Gesellschaft von erheblicher Bedeutung sein können, dass der Aufsichtsrat vor Vornahme der Geschäfte Gelegenheit hat, zu ihnen Stellung zu nehmen.	(4)	The Management Board shall inform the Supervisory Board sufficiently in advance of any transactions which may have a significant impact on the Company’s profitability or liquidity so that the Supervisory Board may comment on such transactions before they are undertaken.
(5)	Die Berichterstattung nach den vorstehenden Absätzen 1 bis 4 hat auch auf Tochterunternehmen und Gemeinschaftsunternehmen (§ 310 HGB) einzugehen.	(5)	All reporting in accordance with the preceding para. 1 through 4 shall include information relating to subsidiaries and joint ventures (Section 310 Commercial Code).
(6)	Der Vorstand berichtet bei wichtigen Anlässen gem. § 90 Abs. 1 Satz 3 AktG und bei geschäftlichen Angelegenheiten, die auf die Lage der Gesellschaft von erheblichem Einfluss sein können, unverzüglich an den Vorsitzenden des Aufsichtsrats. Als wichtiger Anlass ist auch ein dem Vorstand bekannt gewordener geschäftlicher Vorgang bei einem verbundenen Unternehmen anzusehen, der auf die Lage der Gesellschaft von erheblichem Einfluss sein kann.	(6)
The Management Board shall inform the Chairperson of the Supervisory Board without undue delay of any important event according to Section 90 para. 1 sent. 3 of the Stock Corporation Act, as well as business matters which may have a significant impact on the position of the Company. An important event shall be deemed to include business matters at an affiliated company of which the Management Board has become aware which may have a significant impact on the Company's position.

(7)
Die Berichte des Vorstands haben den Grundsätzen einer gewissenhaften und getreuen Rechenschaft zu entsprechen. Sie sind, mit Ausnahme des Berichts an den Vorsitzenden des Aufsichtsrats nach § 90 Abs. 1 Satz 3 AktG, in der Regel in Textform zu erstatten. Entscheidungsnotwendige Unterlagen, insbesondere der Jahresabschluss, der Konzernabschluss und der Prüfungsbericht, werden den Mitgliedern des Aufsichtsrats möglichst rechtzeitig vor der Sitzung zugeleitet. Die Berichterstattung hat so zu erfolgen, dass der Aufsichtsrat regelmäßig, zeitnah und umfassend über alle für das Unternehmen relevanten Fragen der Strategie, der Planung, der Geschäftsentwicklung, der Risikolage, des Risikomanagements und der Compliance informiert ist. In den Berichten hat der Vorstand auf die Strategieumsetzung sowie auf Abweichungen der Geschäftsentwicklung von den aufgestellten Plänen und Zielen unter Angabe von Gründen der Abweichungen einzugehen.
		(7)
The reports of the Management Board shall be prepared in accordance with the principles of conscientious and faithful accounting. The reports shall be issued, with the exception of the reports to be provided to the Chairperson of the Supervisory Board pursuant to Section 90 para. 1 sent. 3 of the Stock Corporation Act, in text form. Documents required for decisions, in particular the annual financial statements, the consolidated financial statements and the auditor’s report, shall be sent to the members of the Supervisory Board in a timely fashion before the meeting. The reports are to be issued in a way that the Supervisory Board is regularly, in a timely fashion and comprehensively informed about all relevant issues of the Enterprise concerning strategy, planning, business development, risk position, risk management and compliance. The reports of the Management Board shall address implementation of the Company’s strategy and deviations of the course of business from the underlying planning and targets and shall state the respective reasons for such deviations.

(8)	§ 90 AktG bleibt unberührt.	(8)	Section 90 of the Stock Corporation Act remains unaffected.
§ 10 Interessenkonflikte		Section 10 Conflicts of Interest
(1)	Die Mitglieder des Vorstands dürfen im Zusammenhang mit ihrer Tätigkeit weder für sich noch für andere Personen von Dritten Zuwendungen oder sonstige Vorteile fordern oder annehmen oder Dritten ungerechtfertigte Vorteile gewähren.	(1)	Members of the Management Board may not, in connection with their work, demand nor accept from third parties payments or other advantages for themselves or for any other person nor grant unlawful advantages to any third parties.
(2)	Die Vorstandsmitglieder sind dem Unternehmensinteresse verpflichtet. Kein Mitglied des Vorstands darf bei seinen Entscheidungen persönliche Interessen verfolgen und Geschäftschancen, die der Gesellschaft oder einem ihrer Tochterunternehmen zustehen, für sich nutzen.	(2)	The members of the Management Board are required to act in the best interest of the Enterprise. No member of the Management Board may pursue personal interests in his/her decisions or make personal use of business opportunities of the Company or any of its subsidiaries.
(3)	Jedes Vorstandsmitglied muss Interessenkonflikte unverzüglich gegenüber dem Aufsichtsrat zu Händen des Aufsichtsratsvorsitzenden offen legen und die anderen Vorstandsmitglieder hierüber informieren.	(3)	Each member of the Management Board shall disclose conflicts of interest without undue delay to the Supervisory Board, to the attention of the Chairperson of the Supervisory Board, and inform the other members of the Management Board thereof.
(4)	Alle Geschäfte zwischen der Gesellschaft oder Konzernunternehmen einerseits und den Vorstandsmitgliedern sowie ihnen nahestehenden Personen oder ihnen persönlich nahestehende Unternehmungen andererseits haben den Standards zu entsprechen, wie sie bei Geschäften mit fremden Dritten maßgeblich wären.	(4)	All transactions between the Company or members of the group on the one hand and the members of the Management Board or parties they are close to or companies they have a personal association with on the other hand must comply with the standards applicable to arm's length transactions.
§ 11 Verschwiegenheitspflicht		Section 11 Confidentiality

Die Mitglieder des Vorstands sind - auch nach dem Ausscheiden als Mitglied des Vorstands - zur Verschwiegenheit verpflichtet. Sie stellen sicher, dass die von ihnen eingeschalteten Mitarbeiter die Verschwiegenheitsverpflichtung in gleicher Weise einhalten.	The members of the Management Board are bound to confidentiality even after leaving the Management Board. They shall ensure that the staff members employed by them observe the confidentiality obligation accordingly.
§ 12 Inkrafttreten	Section 12 Effective Date
Diese Geschäftsordnung tritt am 5. November 2022 in Kraft und bleibt in dieser Form wirksam, bis sie durch den Aufsichtsrat geändert oder aufgehoben wird. Die Regelungen dieser Geschäftsordnung finden nur insoweit Anwendung, als sie der jeweils geltenden Fassung der Satzung nicht widersprechen.

These Rules of Procedure shall become effective on 5 November 2022, and shall remain in force in this form until amended or abolished by the Supervisory Board. The provisions of these Rules of Procedure only apply to the extent that there are no inconsistencies with the respective up-to-date version of the Articles of Association.

New York, December 8, 2022
Place/Ort, Date/Datum

/s/ Jonathan D. Klein
Jonathan D. Klein, Chairman (Aufsichtsratsvorsitzender)

Annex/Anlage 1    - Geschäftsverteilungsplan / Business Responsibilities Plan
Annex/Anlage 2 - Zustimmungsbedürftige Geschäfte / Transactions Requiring the Approval of the Supervisory Board

Anlage 1 / Annex 1
Geschäftsverteilungsplan / Business Responsibilities Plan

Verantwortlichkeiten	Responsibilities
Alle Vorstandsmitglieder sind gemeinsam verantwortlich für die strategische Ausrichtung, das Management und die operative Tätigkeit der Gesellschaft.	All Management Board members are jointly responsible for the strategic direction, management and operations of the Company.
Im Rahmen der gemeinsamen Verantwortlichkeit liegt der Schwerpunkt von Francis Dufay hauptsächlich bei den Geschäften des Unternehmens in Afrika; der Schwerpunkt von Antoine Maillet-Mezeray liegt hauptsächlich bei globalen Finanzen und Operationen.

Within this framework of shared responsibility, Francis Dufay is currently primarily focused on the company’s businesses in Africa; Antoine Maillet-Mezeray is currently primarily focused on global finance and operations.

New York, December 8, 2022
Place/Ort, Date/Datum

/s/ Jonathan D. Klein
Jonathan D. Klein, Chairman (Aufsichtsratsvorsitzender)

Anlage 2 / Annex 2
Zustimmungsbedürftige Geschäfte / Transactions Requiring Approval

Verbindliche Deutsche Fassung		Convenience translation
Zustimmungsbedürftige Geschäfte		Transactions requiring the approval of the Supervisory Board
- Fassung vom 5. NOVEMBER 2022 -		- As of 5 NOVEMBER 2022-

Der Vorstand darf die folgenden Geschäfte und Maßnahmen nur mit vorheriger Zustimmung (Einwilligung) des Aufsichtsrats vornehmen:		The Management Board may undertake the following transactions and measures only upon prior approval from the Supervisory Board:

1. Strategie, Geschäftspolitik, Organisation		1. Strategy, Business Policy, Organisation
a)	Wesentliche Änderung der Geschäftszweige der Gesellschaft sowie Beendigung bestehender und Aufnahme neuer Geschäftszweige;	a)	Material modification of the fields of business of the Company and the termination of existing and commencement of new fields of business;
b)	Änderungen des steuerlichen Sitzes, des Sitzes oder des Standorts der Hauptverwaltung der Gesellschaft sowie Änderungen der Rechtsform;	b)	change of the Company’s tax residence, registered office or principal place of business or change of the legal form;
c)	Verfügungen hinsichtlich jeglicher „Jumia“ Wortmarken oder Wort- und Bildmarken, die gegenwärtig im Eigentum der Gesellschaft stehen.	c)	disposition of any of the “Jumia” word marks or any other word and figurative marks currently owned by the Company.
2. Planung, Investitionen, Budget		2. Planning, Investments, Budget
a)	Annahme, Änderung oder Aufhebung des Jahresplans für die Gesellschaft einschließlich der dazugehörigen Investitions-, Budget- und Finanzplanung;	a)	adoption, amendment or rescission of the combined annual business plan for the Company including the related investment, budget and financial planning;
b)
Eingehen von Kredit-, Darlehensverträgen und sonstigen Finanzierungsverträgen als Kredit- oder Darlehensnehmer in einem Umfang von mehr als EUR 5.000.000 im Einzelfall sowie Veränderungen des Kreditrahmens von mehr als EUR 5.000.000;
		b)	entering into credit or loan agreements or other financing agreements as a borrower in excess of EUR 5,000,000 in the individual case as well as changes to our credit line in excess of EUR 5,000,000;

c)
Gewährung von Darlehen (i) soweit sie im Einzelfall einen Betrag von EUR 1.000.000 oder in ihrer Gesamtheit einen Betrag von EUR 2.000.000 pro Jahr übersteigen (ausgenommen Darlehen an Unternehmen, deren Mehrheitsgesellschafter die Gesellschaft ist, sowie Darlehen, die im Laufe des gewöhnlichen Geschäftsbetriebs z.B. an Lieferanten oder Vermieter gewährt werden) oder (ii) an Mitarbeiter, sofern diese im Einzelfall EUR 100.000 übersteigen (ausgenommen Lohn- und Gehaltsvorschüsse);
		c)	granting of loans (i) in excess of EUR 1,000,000 in the individual case and EUR 2,000,000 in the aggregate per year (excluding loans to majority-owned companies or loans granted in the ordinary course of business, e.g. to suppliers or landlords) or (ii) to employees in excess of EUR 100,000 in the individual case excluding wage and salary advances;
d)	Einzelinvestitionen in Sachanlagen, soweit sie im Einzelfall einen Betrag von EUR 4.000.000 oder in ihrer Gesamtheit das festgelegte jährliche Investitionsbudget um einen Betrag von mehr als EUR 8.000.000 übersteigen;	d)	individual investments in fixed assets exceeding an amount of EUR 4,000,000 in the individual case or exceeding the agreed annual investment budget by more than an amount of EUR 8,000,000 in total;
e)
Bestellung von Sicherheiten, Verpfändungen oder Sicherungsabtretungen bezüglich Gegenständen des Gesellschaftsvermögens, Gewährung oder Übernahme von Garantien oder ähnlichen Verpflichtungen oder Bürgschaften, selbstschuldnerischen Bürgschaften, Zahlungsgarantien oder jeglichen bürgschaftsähnlichen Verpflichtungen, die Abgabe von Patronatserklärungen sowie das Eingehen von Wechselverbindlichkeiten, die jeweils einen Betrag von EUR 7.000.000 übersteigen oder außerhalb des gewöhnlichen Geschäftsbetriebs liegen, wobei gesetzliche und/oder übliche Sicherheiten und/oder Verbindlichkeiten der vorgenannten Art (z.B. Vermieterpfandrechte, Pfandrechte im Zusammenhang mit gewerblichen Kreditversicherungen, Eigentumsvorbehalte, Hinterlegungen bei Zoll- oder Steuerbehörden etc.) oder Sicherheiten und/oder Verbindlichkeiten, die zugunsten eines Unternehmens, deren Mehrheitsgesellschafter die Gesellschaft ist, gewährt bzw. eingegangen werden, immer als innerhalb des gewöhnlichen Geschäftsbetriebs liegend gelten sollen;
e)
granting of collateral, pledge or transfer as security of assets of the Company, assumption or taking over of guarantees or similar liabilities or of sureties or personal guarantees, payment guarantees and of any and all obligations similar to personal guarantees (bürgschaftsähnliche Verpflichtungen), issuance of letters of comfort (Patronatserklärungen) as well as issuance of notes payable (Eingehen von Wechselverbindlichkeiten) in excess of an amount of EUR 7,000,000 or outside the ordinary course of business, provided, however, that statutory and/or customary securities and/or liabilities of the aforementioned kind (e.g. lessor’s lien, liens in connection with commercial loan insurances, retention of title, custom and tax deposits, etc.) or securities and/or liabilities for the benefit of majority-owned companies shall always be considered as inside the ordinary course of business;

f)
Termingeschäfte über Devisen, Wertpapiere und an Börsen gehandelte Waren und Rechte sowie sonstige Geschäfte mit derivativen Finanzinstrumenten, sofern diese einen Betrag von EUR 2.000.000 übersteigen und außerhalb des gewöhnlichen Geschäftsbetriebs vorgenommen werden, wobei Hedging-Geschäfte zur Absicherung gegen Arbitrage-Risiken immer als innerhalb des gewöhnlichen Geschäftsbetrieb liegend gelten sollen.
f)
futures transactions concerning currencies, securities and exchange-traded goods and rights as well as other transactions with derivative financial instruments in excess of EUR 2,000,000 and made outside the ordinary course of business; provided, however, that hedging transactions to limit corresponding risks shall always be in the ordinary course of business.

3. Beteiligungen		3. Participations

a)	Erwerb oder Veräußerung von aktiven Tochtergesellschaften oder Unternehmen, einschließlich Gemeinschaftsunternehmen, Beteiligungen an Unternehmen oder an Teilbetrieben eines Unternehmens mit Ausnahme des Erwerbs von Vorratsgesellschaften, soweit sie im Einzelfall einen Betrag von EUR 1.000.000 oder in ihrer Gesamtheit innerhalb eines Jahres EUR 2.500.000 übersteigen;	a)	acquisition or disposal of operational subsidiaries or enterprises, including joint ventures, participations in enterprises or independent divisions of a business other than the acquisition of shelf companies, exceeding an amount of EUR 1,000,000 in the individual case or EUR 2,500,000 in total on an annual basis;
b)	Kapitalmaßnahmen bei Gesellschaften, an denen eine Beteiligung besteht, sofern sich Dritte an der Kapitalmaßnahme beteiligen und diese Dritten einen Betrag von mehr als EUR 3.500.000 für die Zeichnung der Anteile zahlen;	b)	capital measures in companies in which an interest is held, provided that third parties participate in such capital measure and that such third parties pay more than EUR 3,500,000 for the subscription of the shares;
c)	Belastungen von Anteilen, sofern diese einen Anspruch von mehr als EUR 7.000.000 sichern, sowie die Liquidation von Gesellschaften;	c)	encumbrance of shares, if such shares secure a claim of more than EUR 7,000,000, as well as liquidation of companies;
d)	Ausübung von Stimmrechten und anderen Rechten (einschließlich der Erteilung von Weisungen oder Genehmigungen) in einem Konzernunternehmen, soweit diese Maßnahme oder dieses Geschäft einem Zustimmungserfordernis gemäß dieser Anlage 2 unterliegen würde, fände sie bzw. es auf der Ebene der Gesellschaft statt;	d)	exercise of voting rights and other rights (including by way of giving directions or granting approvals) in a group company to the extent such measure or transaction would be subject to a consent requirement pursuant to this Annex 2 if it were to occur on the level of the Company;
e)	wesentliche Änderungen im Hinblick auf die Geschäftstätigkeit einer Tochtergesellschaft, die eine Bilanzsumme, Umsatzerlöse oder Bruttogewinn von mindestens EUR 2.000.000 aufweist.	e)	material changes to the business of a subsidiary which accounts for at least EUR 2,000,000 in terms of total assets, revenues or gross profit.
4. Personal		4. Human Resources
a)	Einführung und Änderung eines Mitarbeiterbeteiligungsprogramms, welches die Übertragung von Aktien der Gesellschaft, virtuelle Aktien oder andere mit dem Aktienwert in Verbindung stehende Prämien umfasst;	a)	introduction and amendment of an employee incentive system involving the granting of shares in the Company or virtual shares, or other share price-related incentives;
b)	Gewährung, Einführung und Änderung von Versorgungszusagen jeglicher Art;	b)	granting, introducing or amending pension commitments of any kind;
c)	Abschluss, Änderung oder Beendigung von Unternehmenstarifverträgen, Betriebsvereinbarungen (von erheblicher Bedeutung), allgemeiner Grundsätze über die betriebliche Altersversorgung sowie Gesamtzusagen;	c)
conclusion, amendment or termination of company collective agreements (Unternehmenstarifverträge), works agreements (of substantial importance), general guidelines regarding the company pension scheme and of overall commitments (Gesamtzusagen);

d)	Restrukturierungsmaßnahmen, die zur Entlassung von 100 oder mehr Arbeitnehmern führen;	d)	restructuring measures resulting in the dismissal of 100 or more employees;

e)	Abschluss oder wesentliche Änderung von Arbeitsverträgen mit einem jährlichen Grundgehalt (d.h. ohne Berücksichtigung von Beteiligungen, (virtueller) Optionen, Boni etc.) von über EUR 200.000 sowie die Änderung solcher Arbeitsverträge. Dasselbe gilt für Dienstverträge von Vorstands- oder Geschäftsführungsmitgliedern verbundener Unternehmen.	e)
conclusion, termination or material amendment to employment agreements providing an annual base salary (i.e. excluding any participations, (virtual) options, bonus payments and the like) exceeding EUR 200,000 and the amendment of such employment agreements. The same shall apply to service agreements with members of the management board of affiliated companies.

5. Verträge		5. Contracting
a)	Erwerb, Veräußerung und Belastung von Grundstücken und grundstücksgleichen Rechten oder Rechten an Grundstücken, soweit der Wert im Einzelfall EUR 4.000.000 übersteigt;	a)	acquisition, sale or encumbrance of real estate and similar rights or rights in real estate with a value greater than EUR 4,000,000;
b)	Abschluss, Änderung oder Beendigung von Vereinbarungen mit einer verbindlichen Zahlungsverpflichtung von über EUR 8.000.000, außer wenn die Zahlungsverpflichtung ausdrücklich in einem genehmigten Business Plan enthalten ist; dann ist eine Zustimmung nur erforderlich, falls die Zahlungsverpflichtung EUR 12.000.000 übersteigt;	b)	execution, amendment or termination of agreements with definitively committed payment obligations exceeding EUR 8,000,000, unless specifically provided for in an approved business plan, in which case an approval is only required in case the payment obligations exceed EUR 12,000,000;

6. Sonstiges		6. Miscellaneous
a)	Einleitung und Beendigung von Gerichts- oder Schiedsgerichtsverfahren mit einem Streitwert von über EUR 1.000.000 im Einzelfall;	a)	initiation or termination of court cases or arbitration proceedings involving an amount in controversy greater than EUR 1,000,000 in the individual case;
b)	Das Eingehen, die Beendigung oder die Änderung von stillen Gesellschaften und Unterbeteiligungen bei der Gesellschaft;	b)	entering into, terminating or amending silent partnerships or sub-participations in the Company;
c)	Abschluss, Änderung und Beendigung von Unternehmensverträgen im Sinne der §§ 291 ff. AktG;	c)	conclusion, amendment or termination of enterprise agreements pursuant to Sections 291 et seqq. of the German Stock Corporation Act (Aktiengesetz);

d)	Geschäfte zwischen der Gesellschaft und/oder ihren Tochtergesellschaften auf der einen Seite und einem Großaktionär oder einem diesem nahestehenden Dritten auf der anderen Seite. "Großaktionär" in diesem Sinne ist jeder Aktionär, der an der Gesellschaft direkt mit drei oder mehr Prozent beteiligt ist, wobei sich eine solche Beteiligung in Übereinstimmung mit § 34 WpHG bestimmt; ein "dem Großaktionär nahestehender Dritter" ist (i) jedes mit einem Großaktionär verbundene Unternehmen im Sinne der §§ 15 ff. AktG oder (ii) in Bezug auf einen Großaktionär, der eine natürliche Person ist, auch jede anderweitig dem Großaktionär nahestehende Person oder Einheit im Sinne von § 138 Abs. 1 InsO.	d)
business dealings of the Company or its subsidiaries on the one side and a Major Shareholder or a Major Shareholder Related Party on the other side. For the purpose of this lit. d), a "Major Shareholder" shall mean any party directly holding an interest of three percent or more in the Company, whereby such interest shall be determined in accordance with Section 34 of the German Securities Trading Act (WpHG), and a "Major Shareholder Related Party" shall mean (i) any undertaking (Unternehmen) affiliated (verbunden) with a Major Shareholder within the meaning of Sections 15 et seqq. of the German Stock Corporation Act (Aktiengesetz) or (ii) with regard to any Major Shareholder that is an individual, also any person or entity otherwise related to (nahestehend) such Major Shareholder within the meaning of Section 138(1) of the German Insolvency Code (Insolvenzordnung).

	Das Zustimmungserfordernis gemäß diesem Buchstaben d) findet keine Anwendung auf (i) Geschäfte, die (im Einzelfall oder zusammen mit verbundenen oder ähnlichen Geschäften) einen Marktwert von EUR 200.000 nicht übersteigen sowie (ii) den Einkauf von Waren, Dienstleistungen und Lizenzen im gewöhnlichen Geschäftsverkehr der Gesellschaft zu Marktbedingungen wie zwischen fremden Dritten.		The consent requirement pursuant to this lit. (d) does not apply to (i) transactions that do not exceed (individually or together with related or similar transactions) a market value of EUR 200,000 and (ii) the purchase of merchandise, services and licenses in the ordinary course of business of the Company at arm's length terms.

New York, December 8, 2022
Place/Ort, Date/Datum

/s/ Jonathan D. Klein
Jonathan D. Klein, Chairman (Aufsichtsratsvorsitzender)